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                      July 26, 2021

       Sean Pelkey
       Acting Chief Financial Officer
       CSX Corporation
       500 Water Street
       15th Floor
       Jacksonville, FL 32202

                                                        Re: CSX Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed February 10,
2021
                                                            File No. 001-08022

       Dear Mr. Pelkey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Angela C. Williams